Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO, Sinclair Broadcast Group, Inc.
(410) 568-1500

SINCLAIR BROADCAST GROUP INVESTS IN HARBOR

GROUP INTERNATIONAL PROPERTIES

    Baltimore, MD (December 17, 2007) — Sinclair Broadcast Group, Inc. (NASDAQ: SBGI), announced today that they have made a $3.1 million cash investment, for an approximate 9.75% ownership interest, in Preston Hills Apartments in Atlanta, Georgia and Lakeshore Apartments in Indianapolis, Indiana.  Both properties are managed by Harbor Group International, LLC.

About Harbor Group International, LLC

    Harbor Group International, LLC holds an investment portfolio in excess of $2 billion, including over 6.5 million square feet of office space throughout the United States, Canada and the United Kingdom, and more than 12,000 apartment units in the U.S.  The Company maintains offices in Norfolk, New York, Chicago, London, and Tel Aviv.

About Sinclair

     Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 57 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair also holds investments in various other lines of businesses.  For more information, visit the Sinclair website at www.sbgi.net.